Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED OCTOBER 30, 2010

—Higher third quarter operating income driven by 5.7% comparable store sales increase and

230 basis points of gross margin expansion—

—Company updates outlook for fourth quarter 2010—

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (November 16, 2010)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 30, 2010.

Overview of Results for the Third Quarter and Nine Months Ended October 30, 2010

For the third quarter ended October 30, 2010, the Company recorded net income of $36.3 million, or $.20 per diluted share. Those results included a $26.7 million, or $.14 per share, gain related to the reversal of certain estimated income tax reserves deemed no longer necessary. Excluding this gain, the Company would have recorded net income of $9.7 million, or $.06 per share, for the third quarter ended October 30, 2010.

For last year’s third quarter ended October 31, 2009, the Company posted net income of $6.3 million, or $.04 per share. Those results included a $4.4 million, or $0.03 per share, gain related to the reversal of certain estimated income tax reserves deemed no longer necessary. Excluding this gain, the Company would have recorded net income of $1.9 million, or $.01 per share, for the third quarter ended October 31, 2009.

For the nine months ended October 30, 2010, the Company recorded net income of $22.9 million, or $.14 per diluted share. Those results included a net after-tax gain totaling $13.9 million, or $.08 per share, comprised of:

•	$12.8 million of net lease termination, severance, and other store closing costs primarily related to the second and third quarter closings of six Saks Fifth Avenue stores, netted against

•	the aforementioned gain of $26.7 million related to the reversal of certain estimated income tax reserves.

Excluding these items, the Company would have recorded net income of $9.0 million, or $.06 per share, for the nine months ended October 30, 2010.

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For the prior year nine months ended October 31, 2009, the Company posted a net loss of $53.3 million, or $.37 per share. Excluding an after-tax loss from discontinued operations of $0.3 million, the Company recorded a loss from continuing operations of $53.0 million, or $.37 per share. Those results included the aforementioned gain of $4.4 million, or $0.03 per share, related to the reversal of certain estimated income tax reserves. Excluding this gain, the Company would have recorded a net loss of $57.7 million, or $.40 per share, for the nine months ended October 31, 2009.

Comments on the Third Quarter and Nine Months

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am pleased with our third quarter operating performance. The year-over-year improvement was primarily driven by our continued comparable store sales growth and gross margin expansion.

“Our 5.7% third quarter comparable store sales increase was consistent with our expectations, and was achieved even as we continued to strategically reduce our promotional activity.” The Company’s comparable store sales grew 5.5% for the nine months.

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the quarter, including shoes, women’s apparel, dresses, men’s sportswear, and fashion jewelry. The New York City flagship store sales performance was in line with the Company’s aggregate comparable store sales performance during the quarter.

Saks Direct posted approximate 21% and 25% comparable store sales increases for the third quarter and nine months, respectively. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for both the quarter and nine months, although sales trends improved in October 2010.

The Company generated year-over-year gross margin rate improvement in the third quarter, up 230 basis points to 42.6% this year from 40.3% in last year’s third quarter. The improvement resulted from increased full-price selling and a reduced level of promotional activity. For the nine month period, the gross margin rate was 41.1% in the current year versus 36.6% in the prior year, a 450 basis point improvement.

Managing Selling, General, and Administrative expenses (“SG&A”) continues to be a priority, although, as expected, the Company experienced deleverage for the quarter. As previously disclosed, the Company realized a reduction in proprietary credit card income primarily related to previously announced term changes with HSBC (equating to approximately $2.0 million and $5.0 million in the third quarter and nine months, respectively), and the Company is making targeted investment spending to support growth in such areas as Saks Direct. In addition, year-over-year incentive compensation expense increased. For the third quarter, as a percent of sales, SG&A expenses were 26.7% this year compared to 25.7% in the prior year, equating to 100 basis points of deleverage. As expected, the Company experienced modest year-over-year deleverage of 30 basis points for the nine months, with current year SG&A expenses of 26.6% of sales compared to 26.3% in the first nine months of last year.

The Company generated operating income of 4.8% of sales in the current year third quarter compared to 2.5% in the prior year third quarter. For the nine months ended October 30, 2010, excluding the aforementioned lease termination costs, severance, and other store closing costs, the Company’s operating margin was 2.9% of sales, an improvement over an operating loss of 2.7% in the prior year nine month period.

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Balance Sheet Highlights

Consolidated inventories at October 30, 2010 totaled $830.6 million, a 3.9% increase over the prior year. Inventories increased 5.9% on a comparable stores basis.

At quarter end, the Company had approximately $109.5 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit agreement.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at October 30, 2010, $29.3 million of the $230 million 2.0% convertible notes balance and $16.3 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at October 30, 2010 totaled approximately $573.6 million, and debt-to-capitalization was 35.2% (without giving effect to cash on hand).

Net capital spending for the third quarter and nine months ended October 30, 2010 totaled approximately $9.5 million and $29.5 million, respectively.

Outlook for the Fourth Quarter of 2010

Sadove noted, “With improvement in the financial markets, we have experienced a more stable and predictable operating environment this year, and we feel much better about the overall tone of business and the way our customers are responding to our initiatives. Having said that, we realize a number of challenges remain in the macroeconomic environment and a complete recovery will take more time. As we approach the fourth quarter and beyond, we will continue our conservative bias, but we will also work to balance that with making certain strategic, targeted investments in inventory and infrastructure where we believe the biggest opportunities lie to drive sales and profit growth.”

The Company’s assumptions (excluding certain items) for the fourth quarter of 2010 and full fiscal year are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-single digit range for the fourth quarter, second half, and the full fiscal year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range at fiscal year end.

•	Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects the gross margin rate to

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approximate 37.0% to 37.5% for the fourth quarter, which would bring the gross margin rate to approximately 39.4% to 39.7% for the second half and approximately 39.8% to 40.0% for the full fiscal year.

•

Excluding certain items, the Company continues to expect SG&A deleverage for the fourth quarter. As a percent of sales, year-over-year net SG&A expense (excluding certain items) is expected to increase approximately 30 to 50 basis points for the fourth quarter, approximately 50 to 70 basis points for the second half of 2010, and approximately 30 to 40 basis points for the full fiscal year. SG&A dollar increases principally are related to incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), the previously mentioned reduction in proprietary credit card income primarily related to term changes with HSBC (estimated at approximately $6 million to $7 million for the full year), the previously mentioned targeted investment spending in such areas as Saks Direct, and increased incentive compensation.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $80 million for the fourth quarter, $153 million for the second half of 2010, and approximately $303 million for the full fiscal year. Depreciation and amortization, which are included in the above amounts, should total approximately $120 million for the full fiscal year.

•

Based on existing debt arrangements and interest rates, interest expense should total approximately $14 million for the fourth quarter, approximately $29 million for the second half of 2010, and approximately $57 million for the full fiscal year.

•

The effective tax rate should be approximately 47.0% for the fourth quarter and approximately 46.0% for second half of the fiscal year, bringing the effective tax rate for the full fiscal year to approximately 41.0%.

•	The weighted average diluted common share count is expected to total approximately 159 million to 160 million for the fourth quarter and the full fiscal year.

•	Net capital expenditures of approximately $20 million to $25 million are expected for the fourth quarter, bringing the full fiscal year total to approximately $50 million to $55 million.

Sadove concluded, “As we look to the balance of this year and beyond, we remain very focused on driving additional revenue growth, further gross margin expansion, and controlling expenses. I am confident that with our talented team and by making the right investments and executing our strategies, we will continue to enhance shareholder value and deliver on our long-term financial goals.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the third quarter and nine months ended October 30, 2010 compared to last year’s third quarter and nine months ended October 31, 2009 were:

	This Year	Last Year	Total Increase	Comparable Increase
Third Quarter	$658.8	$631.4	4.3%	5.7%
Nine months	$1,919.4	$1,820.2	5.4%	5.5%

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Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third Quarter	$6.3	$6.0
Nine months	$20.4	$17.4

Subsequent Event—Pension Plan Contribution

Today the Company also announced that its Board of Directors has approved contributing up to $20 million in Saks common stock to the Company’s frozen defined benefit pension plan. The contribution, which may be made in installments, will be fully tax-deductible, and is expected to be made before the end of November 2010.

The final value of any stock contribution and the number of shares involved will be determined when the contributions are made. The plan’s investment policy requires the divestiture, in an orderly manner, of any of Saks common stock that is received as a contribution to the plan as soon as practicable after it is received.

The net effect of the contribution on earnings per share, including the impact of increased shares outstanding, is expected to be minimal in 2010 and in future periods.

Commenting on the anticipated contribution, Kevin Wills, Executive Vice President and Chief Financial Officer, said, “This voluntary stock contribution will significantly strengthen the funded status of our pension plan and reduce pension contributions in the future.”

The Company plans to file one or more prospectus supplements to its existing shelf registration statement allowing the plan to freely dispose of the contributed shares. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the shares of common stock, and shall not constitute an offer, solicitation or sale of the shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, November 16, 2010 to discuss results for the third quarter and nine months ended October 30, 2010. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 359676).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

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About the Company

The Company currently operates 47 Saks Fifth Avenue stores, 58 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	October 30, 2010		October 31, 2009
Net sales	$658,831	100.0%	$631,434	100.0%
Cost of sales	378,176	57.4%	376,799	59.7%

Gross margin	280,655	42.6%	254,635	40.3%

Selling, general and administrative expenses	175,892	26.7%	162,552	25.7%
Other operating expenses:
Property and equipment rentals	24,645	3.7%	24,854	3.9%
Depreciation & other amortization	29,929	4.5%	33,117	5.2%
Taxes other than income taxes	18,631	2.8%	17,784	2.8%
Store pre-opening costs	527	0.1%	534	0.1%
Impairments and dispositions	(603)	-0.1%	185	0.0%

Operating Income	31,634	4.8%	15,609	2.5%

Other income (expense):
Interest expense	(14,303)	-2.2%	(12,831)	-2.0%
Other income (loss)	(65)	0.0%	23	0.0%

Income before income taxes	17,266	2.6%	2,801	0.4%

Benefit for income taxes	(19,050)	-2.9%	(3,532)	-0.6%

Income from continuing operations	36,316	5.5%	6,333	1.0%

Discontinued Operations:
Loss from discontinued operations	—	0.0%	(23)	0.0%
Benefit for income taxes	—	0.0%	(8)	0.0%

Loss from discontinued operations	—	0.0%	(15)	0.0%

Net Income	$36,316	5.5%	$6,318	1.0%

Per-share amounts—Basic
Income from continuing operations	$0.24		$0.04
Loss from discontinued operations	$—		$—
Net Income	$0.24		$0.04

Per-share amounts—Diluted
Income from continuing operations	$0.20		$0.04
Loss from discontinued operations	$—		$—
Net Income	$0.20		$0.04

Weighted average common shares:
Basic	153,991		148,055
Diluted	198,898		152,456

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME—(Continued)

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Nine Months Ended
	October 30, 2010		October 31, 2009
Net sales	$1,919,414	100.0%	$1,820,218	100.0%
Cost of sales	1,129,757	58.9%	1,153,177	63.4%

Gross margin	789,657	41.1%	667,041	36.6%

Selling, general and administrative expenses	509,962	26.6%	478,749	26.3%
Other operating expenses:
Property and equipment rentals	75,151	3.9%	77,818	4.3%
Depreciation & other amortization	88,471	4.6%	102,371	5.6%
Taxes other than income taxes	59,767	3.1%	55,637	3.1%
Store pre-opening costs	827	0.0%	1,900	0.1%
Impairments and dispositions	22,772	1.2%	454	0.0%

Operating Income (loss)	32,707	1.7%	(49,888)	-2.7%

Other income (expense):
Interest expense	(42,733)	-2.2%	(35,611)	-2.0%
Gain (loss) on extinguishment of debt	(4)	0.0%	783	0.0%
Other income (loss)	(595)	0.0%	973	0.1%

Loss before income taxes	(10,625)	-0.6%	(83,743)	-4.6%

Benefit for income taxes	(33,492)	-1.7%	(30,706)	-1.7%

Income (loss) from continuing operations	22,867	1.2%	(53,037)	-2.9%

Discontinued Operations:
Loss from discontinued operations	—	0.0%	(421)	0.0%
Benefit for income taxes	—	0.0%	(147)	0.0%

Loss from discontinued operations	—	0.0%	(274)	0.0%

Net Income (loss)	$22,867	1.2%	$(53,311)	-2.9%

Per-share amounts—Basic
Income (loss) from continuing operations	$0.15		$(0.37)
Loss from discontinued operations	$—		$—
Net Income (loss)	$0.15		$(0.37)

Per-share amounts—Diluted
Income (loss) from continuing operations	$0.14		$(0.37)
Loss from discontinued operations	$—		$—
Net Income (loss)	$0.14		$(0.37)

Weighted average common shares:
Basic	153,895		143,182
Diluted	157,893		143,182

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	October 30, 2010	October 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$109,478	$7,122
Merchandise inventories	830,628	799,110
Other current assets	89,232	89,846
Deferred income taxes, net	42,246	30,971

Total current assets	1,071,584	927,049

Property and equipment, net	902,191	1,007,636
Deferred income taxes, net	217,542	219,186
Other assets	28,656	24,653

TOTAL ASSETS	$2,219,973	$2,178,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$190,633	$163,193
Accrued expenses and other current liabilities	238,957	228,347
Current portion of long-term debt	170,326	4,847

Total current liabilities	599,916	396,387

Long-term debt	357,617	514,606
Other long-term liabilities	160,268	202,477

Total liabilities	1,117,801	1,113,470
Commitments and Contingencies
Shareholders’ Equity	1,102,172	1,065,054

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,219,973	$2,178,524